Exhibit 99.1

ARES MANAGEMENT TO PROVIDE FINANCIAL SUPPORT TO ARES CAPITAL

CORPORATION FOR ITS ACQUISITION OF AMERICAN CAPITAL, LTD.

Los Angeles, CA — May 23, 2016 — Ares Management, L.P. (NYSE: ARES) announced today that it is providing financial support to Ares Capital Corporation (NASDAQ:ARCC), the largest business development company in the U.S., for its acquisition of American Capital, Ltd.

As described in a joint press release today announcing the definitive merger agreement, Ares Capital will acquire American Capital for aggregate cash and stock consideration of $3.43 billion.  Ares Capital’s acquisition includes financial support from Ares Management, through its subsidiary Ares Capital Management LLC (the investment adviser to Ares Capital) of $275 million of cash to American Capital shareholders at closing.  Ares Capital Management will also waive up to $100 million in ARCC Part I Fees for ten calendar quarters beginning in the first full quarter after closing, in amounts of up to $10 million of ARCC Part I Fees to the extent earned and payable by Ares Capital in such quarter. ARCC Part I Fees are quarterly performance fees paid to Ares Capital Management based on Ares Capital’s net investment income.

“This transaction is highly strategic to Ares Management as it helps us build upon our industry leading franchise as a middle market direct lender in the U.S. and Europe and enhances the growth potential of our Credit Group,” said Tony Ressler, Chairman and Chief Executive Officer of Ares Management, L.P.

The combined Ares Capital — American Capital company would have in excess of $13 billion in pro forma investments at fair value as of March 31, 2016. Since the transaction will result in an increase in Ares Capital’s fee earning assets, Ares Management expects that the transaction will result in increased management and incentive fees to Ares Management and, taking into account the transaction support described above, will be accretive to its distributable earnings and after-tax economic net income per unit, particularly over the longer term.

Consummation of Ares Capital’s acquisition of American Capital is subject to American Capital and Ares Capital shareholder approvals, customary regulatory approvals and other closing conditions.  The transaction is also conditioned on the successful completion of the sale of American Capital Mortgage Management, LLC to American Capital Agency Corp.  Assuming satisfaction of these conditions, the transaction is expected to close within the next 12 months. However, there is no guarantee that the sale of the American Capital Mortgage Management, LLC will be completed and/or that the other conditions to this transaction will be satisfied.

About Ares Management, L.P.

Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $94 billion of assets under management as of March 31, 2016 and more than 15 offices in the United States, Europe and Asia. Since its inception in 1997, Ares Management has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares Management believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares Management was built upon the fundamental principle that each group benefits from being part of the greater whole.  For more information, visit www.aresmgmt.com.

Forward Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Management’s filings with the Securities and Exchange Commission. Ares Management undertakes no duty to update any forward-looking statements made herein.

Contacts

Media:

Bill Mendel, +1 212-397-1030

Mendel Communications

bill@mendelcommunications.com

or

Investors:

Carl Drake, +1 800-340-6597

cdrake@aresmgmt.com